Exhibit 3.1
AMENDMENT NO. 2 TO THE THIRD AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF AMERIGAS PARTNERS, L.P.
THIS AMENDMENT NO. 2 TO THE THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF AMERIGAS PARTNERS, L.P. (this “Amendment”), dated as of July 27, 2009, is entered into and effectuated by AmeriGas Propane, Inc., a Pennsylvania corporation, in the capacities set forth on the signature lines below, pursuant to authority granted to it as the General Partner in Section 15.1(d) of the Third Amended and Restated Agreement of Limited Partnership of AmeriGas Partners, L.P. (the “Partnership”), dated as of December 1, 2004 (the “Partnership Agreement”). Capitalized terms used but not defined herein have the meanings set forth in the Partnership Agreement.
WHEREAS, the General Partner wishes to amend the Partnership Agreement to reflect certain revised requirements of the New York Stock Exchange and the Securities and Exchange Commission with respect to (i) the distribution of annual and quarterly reports to holders of the Partnership’s limited partnership units, and (ii) the delivery of any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner or Assignee under the Partnership Agreement and to remove certain language pertaining to the definition of “Other Means of Written Communication”; and
WHEREAS, Section 15.1(d) of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partner or Assignee, may amend any provision of the Partnership Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect changes that, in the sole discretion of the General Partner, (i) do not adversely affect the Limited Partners in any material respect or (ii) facilitate the trading of the Units or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed for trading, compliance with any of which the General Partner determines in its sole discretion to be in the best interests of the Partnership and the Limited Partners.
NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:

1.	Section 8.3 of the Partnership Agreement is amended and restated in its entirety as follows:
8.3 REPORTS. (a) As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be furnished or made available to each Record Holder of a Unit as of a date selected by the General Partner in its sole discretion, in a manner (including posting on or accessible through the Partnership’s website) permitted by applicable law, rule or regulation of the Securities and Exchange Commission or of any National Securities Exchange on which the Units are listed for trading, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with generally accepted accounting principles, including a balance sheet and statements of operations, Partners’ equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.
(b) As soon as practicable, but in no event later than 90 days after the close of each Quarter, except the last Quarter of each fiscal year, the General Partner shall cause to be furnished or made available to each Record Holder of a Unit as of a date selected by the General Partner in its sole discretion, in a manner (including posting on or accessible through the Partnership’s website) permitted by applicable law, rule or regulation of the Securities and Exchange Commission or of any National Securities Exchange on which the Units are listed for trading, unaudited selected summary financial information of the Partnership for such Quarter and such other information as the General Partner determines to be necessary or appropriate.

2.	Section 15.4 of the Partnership Agreement is amended and restated in its entirety as follows:
15.4 MEETINGS. All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XV. Meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a meeting and indicating the general or specific purposes for which the meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not more than 60 days after notice of the meeting has been given or made pursuant to Section 18.1. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.
3.	Section 15.5 of the Partnership Agreement is amended and restated in its entirety as follows:
15.5 NOTICE OF A MEETING. Notice of a meeting called pursuant to Section 15.4 shall be given to the Record Holders pursuant to Section 18.1. The notice shall be deemed to have been given at the time when deposited in the mail or when given or made pursuant to Section 18.1.
4.	Section 18.1 of the Partnership Agreement is amended and restated in its entirety as follows:
18.1 ADDRESSES AND NOTICES. Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered to the Partner or Assignee in person or when sent by first class United States mail or by any manner (including posting on or accessible through the Partnership’s website) permitted for such notice, demand, request, report or proxy materials by applicable law, rule or regulation of the Securities and Exchange Commission or any National Securities Exchange on which the Units are listed for trading. Any notice, payment or report to be given or made to a Partner or Assignee hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Unit at the address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Unit or the Partnership Interest of a General Partner by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 18.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in address) if they are available for the Partner or Assignee at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners and Assignees. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 1.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner, Assignee or other Person if believed by it to be genuine.
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Except as hereby amended, the Partnership Agreement shall remain in full force and effect.
This Amendment shall be construed in accordance with, and governed by, the laws of the State of Delaware, without regard to the principles of conflicts of law.
If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

IN WITNESS WHEREOF, this Amendment No. 2 has been executed as of the date first written above.

GENERAL PARTNER:

AMERIGAS PROPANE, INC., as General Partner

By:

Name: Robert H. Knauss
Title: Vice President-Law and General Counsel

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as limited partners of the Partnership, pursuant to Powers of Attorney now and hereafter executed in favor of, and granted and delivered to, the General Partner.

By:	AMERIGAS PROPANE, INC. General Partner, as attorney-in-fact for all Limited Partners pursuant to the Powers of Attorney granted pursuant to Section 1.4.

By:

Name: Robert H. Knauss
Title: Vice President-Law and General Counsel